EXHIBIT 99.10(a)

                          Independent Auditors' Consent

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INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post Effective Amendment No. 1 to Registration Statement No. 333-5529 of Ameritas Life Insurance Corp. Separate Account LLVA of our report dated February 1, 1997, on the consolidated financial statements of Ameritas Life Insurance Corp. (which expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for securities effective January 1, 1994) appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the related reference to us under the heading "Experts."


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP


Lincoln, Nebraska
February 27, 1997